UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 15, 2007

NEW DRAGON ASIA CORP.
(Exact name of registrant as specified in charter)

Florida	001-15046	88-0404114
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Suite 2808,International Chamber of Commerce Tower
Fuhua Three Road, Shenzhen, PRC 518048

(Address Of Principal Executive Offices) (Zip Code)

011 86 755 8831 2115
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On August 15, 2007, the Company entered into the Settlement Agreement and General Release (the “Agreement”) dated August 15, 2007 by and between the Company and Berry Shino Securities, Inc. (“Berry Shino”) pursuant to which the parties agreed to resolve a dispute relating to the alleged failure of the Company to pay in full for services rendered by Berry Shino in connection with a private placement of the Company’s securities in 2003 (the “Dispute”). The parties entered into the Agreement to resolve the Dispute without litigation and its attendant costs and without admission of liability by the Company.

In accordance with the terms of the Agreement, the Company agreed to issue to Berry Shino, 275,000 shares of restricted Class A Common Stock (the “Settlement Amount”) in full satisfaction of the Dispute. In exchange for the Settlement Amount, Berry Shino agreed to not pursue any claims against the Company and irrevocably and completely released and discharged the Company, its present or former affiliates, subsidiaries, parents, directors, officers, shareholders, employees and representatives, and their respective successors and assigns (the “Releasees”) from, and waived, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, complaints, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, counterclaims, demands, losses and other liabilities whatsoever, in law or equity, which Berry Shino, its directors, officers, employees, agents and representatives, and their respective successors and assigns, ever had, now has, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to August , 2007, whether presently known or unknown, asserted or unasserted, against any Releasee, including, without limitation, any and all claims arising out of, related to, or connected with the Dispute.

A copy of the Agreement is filed hereto as Exhibit 10.1. The description of the Agreement in this current report is a summary and is qualified in its entirety by the terms of such document.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

10.1    Settlement Agreement and General Release dated August 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW DRAGON ASIA CORP.

Dated: August 16, 2007	By:	/s/ Peter Mak
Name: Peter Mak
Title: Chief Financial Officer